Exhibit 2.4

                               WRITTEN CONSENT OF
                               CONTINGENT CLOSING
                                       OF
 GLOBAL CHRISTIAN NETWORK, INC., iEXALT, INC., DAVID FRITSCHE, ROBERT FRITSCHE,
           GCN COMBINATION CORPORATION AND ITS PRINCIPLE SHAREHOLDERS

The undersigned, hereby declare the following facts:

The AGREEMENT AND PLAN OF REORGANIZATION DATED 11/30/00, has been fully executed and the remaining closing items are as follows:

      a. Issuance of iExalt, Inc. common, restricted stock to the Principle Shareholders of Global Christian Network, Inc. (26 certificates, see attached)

      b. Issuance of iExalt, Inc. common, restricted stock to certain (four) employees of Global Christian Network, Inc. (see list attached)

      c. Payment of $11,957.78 in cash to certain former shareholders of Global Christian Network, Inc.

      d. Agreement to pay "back payroll" of $26,032.98 (see list attached)

GCN COMBINATION CORPORATION has been formed, with an effective creation date of 12/29/00.

GCN COMBINATION CORPORATION has an executed unanimous consent dated 1/31/01.

The FUNDING AGREEMENT by and between Global Christian Network, Inc., and iExalt, Inc dated 6/30/00 has been extended by mutual consent until such time as the effective Closing of this transaction, or 3/1/2001, whichever is sooner.

The WINEROTH documents (Asset Purchase Agreement dated 12/12/00, and the Agreement and Release not dated but indicates a date of November 20, 2000) have been executed and stock in the amount of 500,000 shares have been issued.

The COOL DEAL transaction dated 12/6/00 has been executed.

EMPLOYMENT AGREEMENTS with David Fritsche and Robert Fritsche have been executed and will have a new effective date of the effective date of Closing as defined herein.

Furthermore, the parties agree that there have been no material changes which have not been disclosed since the Information Statement by iExalt, Inc. delivered to GCN (collectively) in November/December, nor any significant changes in traffic to the GCN website during this closing process.

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In witness hereof, the parties agree that the following items are material to
Closing:

   1. iExalt will issue or cause to be issued all the certificates indicated to Principle Shareholders, and

   2. iExalt will issue checks in the amounts indicated to shareholders, who are not Principle Shareholders, and

   3. iExalt will issue to employees stock in the amounts indicated for a portion of "back payroll", and

   4. iExalt will issue to Wineroth stock in the amount of 500,000 shares, and

   5. GCN will certify its operations with respect to material changes, by providing documentation of pageviews and unique visitors, and

   6. GCN and/or employees will agree to the payout of "back payroll".

The final Closing ("Closing") of the transactions, and effective date of all contractual obligations contemplated above shall be upon completion of the above items, or 3/1/2001, whichever is sooner.

                 AGREED TO ON THIS THE 5TH DAY OF FEBRUARY, 2001


GLOBAL CHRISTIAN NETWORK, INC.           iEXALT, INC.


/s/ DAVID FRITSCHE                       /s/ DONALD SAPAUGH


GCN COMBINATION CORPORATION              DAVID FRITSCHE, INDIVIDUALLY


/s/ DONALD SAPAUGH                       /s/ DAVID FRITSCHE

ROBERT FRITSCHE, INDIVIDUALLY            ON BEHALF OF GCN PRINCIPLE SHAREHOLDERS


/s/ ROBERT A. FRITSCHE                   /s/ DAVID FRITSCHE

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